FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

       Larsen                         Paul                    Stephen
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       (Last)                      (First)                    (Middle)

       c/o Net Perceptions, Inc., 7901 Flying Cloud Drive
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                                  (Street)

       Minneapolis                 Minnesota                   55344
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

       Net Perceptions, Inc. (NETP)
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

       March 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (X ) Officer (give title below)
    (  ) Other (specify title below)

       Senior Vice President of Marketing and Business Development
       -----------------------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (X ) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)

        (i)   Common Stock, par value $.0001 per share
        (ii)  Common Stock, par value $.0001 per share
        (iii) Common Stock, par value $.0001 per share
        (iv)  Common Stock, par value $.0001 per share
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2.  Transaction Date (Month/Day/Year)

        (i)   3/24/00
        (ii)  3/24/00
        (iii) 3/28/00
        (iv)  3/28/00
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3.  Transaction Code (Instr. 8)

        (i)   M
        (ii)  S
        (iii) M
        (iv)  M
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

        (i)   10,000 shares purchased at $0.25 per share (A)
        (ii)  10,000 shares sold at $42.87 per share (D)
        (iii) 90,000 shares purchased at $0.25 per share (A)
        (iv)  40,000  shares purchased at $1.125 per share (A)
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)

      381,509
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

      D
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

     Options to purchase Common Stock
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2.  Conversion or Exercise Price of Derivative Security

        (i)   $0.25 per share
        (ii)  $0.25 per share
        (iii) $1.125 per share
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3.  Transaction Date (Month/Day/Year)

        (i)   3/24/00
        (ii)  3/28/00
        (iii) 3/28/00
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4.  Transaction Code (Instr. 8)

        (i)   M
        (ii)  M
        (iii) M
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

        (i)   Exercised option to purchase 10,000 shares of Common Stock (D)
        (ii)  Exercised option to purchase 90,000 shares of Common Stock (D)
        (iii) Exercised option to purchase 40,000 shares of Common Stock (D)
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6.  Date Exercisable and Expiration Date (Month/Day/Year)

        (i)   5/27/08
        (ii)  5/27/08
        (iii) 11/16/08
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

       (i)   Common Stock, par value $.0001 per share; 10,000 shares
       (ii)  Common Stock, par value $.0001 per share; 90,000 shares
       (iii) Common Stock, par value $.0001 per share; 40,000 shares
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)

        (i)   0
        (ii)  0
        (iii) 0
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)

     D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)


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EXPLANATION OF RESPONSES:



   /s/ Vicki Lindsey, as attorney-in-fact              April 7, 2000
 ----------------------------------------              ---------------
 **  SIGNATURE OF REPORTING PERSON                     DATE

-----------------------------

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

===========================================================================




                                POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Vicki Lindsey or Sharri Major or either of them his true and lawful attorneys-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Net Perceptions, Inc. (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of either such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by either such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of February, 2000.


                                            /s/ Paul Stephen Larsen
                                            -----------------------
                                            Signature


                                            Paul Stephen Larsen
                                            -----------------------
                                            Print or type name